Exhibit 99.1

Intel Corporation
2200 Mission College Blvd.
Santa Clara, CA 95054-1549
News Release

Intel Lowers First-Quarter Revenue Outlook

SANTA CLARA, Calif., March 12, 2015 -- Intel Corporation today announced that first-quarter revenue is expected to be below the company's previous outlook. The company now expects first-quarter revenue to be $12.8 billion, plus or minus $300 million, compared to the previous expectation of $13.7 billion, plus or minus $500 million.

The change in revenue outlook is a result of weaker than expected demand for business desktop PCs and lower than expected inventory levels across the PC supply chain. The company believes the changes to demand and inventory patterns are caused by lower than expected Windows XP* refresh in small and medium business and increasingly challenging macroeconomic and currency conditions, particularly in Europe.

The data center business is meeting expectations.

The company is forecasting the mid-point of the gross margin range to remain at 60 percent, plus or minus a couple of percentage points, as lower PC unit volume is offset by higher platform average selling prices.  Expectations for R&D and MG&A spending and depreciation in the first quarter remain unchanged.

All other expectations have been withdrawn and will be updated with the company's first-quarter earnings report on April 14.
Business Outlook
Intel’s updated Business Outlook does not include the potential impact of any business combinations, asset acquisitions, divestitures, strategic investments and other significant transactions that may be completed after March 12.

Status of Business Outlook
Intel’s updated Business Outlook is posted on intc.com and may be reiterated in public or private meetings with investors and others. The updated Business Outlook will be effective through the close of business on March 13 unless earlier updated. Intel’s Quiet Period will start from the close of business on March 13 until publication of the company’s first-quarter earnings release, scheduled for April 14. During the Quiet Period, all of the Business Outlook and other forward-looking statements disclosed in the company’s news releases and filings with the SEC should be considered as historical, speaking as of prior to the Quiet Period only and not subject to an update by the company.

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Risk Factors
The above statements and any others in this release that refer to plans and expectations for the first quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will," "should" and their variations identify forward-looking statements. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Many factors could affect Intel's actual results, and variances from Intel's current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be important factors that could cause actual results to differ materially from the company's expectations.

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Demand for Intel's products is highly variable and could differ from expectations due to factors including changes in business and economic conditions; consumer confidence or income levels; customer acceptance of Intel's and competitors' products; competitive and pricing pressures, including actions taken by competitors; supply constraints and other disruptions affecting customers; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers.

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Intel's gross margin percentage could vary significantly from expectations based on capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; changes in revenue levels; segment product mix; the timing and execution of the manufacturing ramp and associated costs; excess or obsolete inventory; changes in unit costs; defects or disruptions in the supply of materials or resources; and product manufacturing quality/yields. Variations in gross margin may also be caused by the timing of Intel product introductions and related expenses, including marketing expenses, and Intel's ability to respond quickly to technological developments and to introduce new products or incorporate new features into existing products, which may result in restructuring and asset impairment charges.

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Intel's results could be affected by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates. Results may also be affected by the formal or informal imposition by countries of new or revised export and/or import and doing-business regulations, which could be changed without prior notice.

•	Intel operates in highly competitive industries and its operations have high costs that are either fixed or difficult to reduce in the short term.

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The amount, timing and execution of Intel's stock repurchase program could be affected by changes in Intel's priorities for the use of cash, such as operational spending, capital spending, acquisitions, and as a result of changes to Intel's cash flows or changes in tax laws.

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Intel's expected tax rate is based on current tax law and current expected income and may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

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Gains or losses from equity securities and interest and other could vary from expectations depending on gains or losses on the sale, exchange, change in the fair value or impairments of debt and equity investments, interest rates, cash balances, and changes in fair value of derivative instruments.

•	Product defects or errata (deviations from published specifications) may adversely impact our expenses, revenues and reputation.

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Intel's results could be affected by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust, disclosure and other issues. An unfavorable ruling could include monetary damages or an injunction prohibiting Intel from manufacturing or selling one or more products, precluding particular business practices, impacting Intel's ability to design its products, or requiring other remedies such as compulsory licensing of intellectual property.

•	Intel's results may be affected by the timing of closing of acquisitions, divestitures and other significant transactions.

A detailed discussion of these and other factors that could affect Intel's results is included in Intel's SEC filings, including the company's most recent reports on Form 10-K and Form 10-Q.
About Intel
Intel (NASDAQ: INTC) is a world leader in computing innovation. The company designs and builds the essential technologies that serve as the foundation for the world’s computing devices. As a leader in corporate responsibility and sustainability, Intel also manufactures the world's first commercially available "conflict-free" microprocessors. Additional information about Intel is available at newsroom.intel.com and blogs.intel.com and about Intel's conflict-free efforts at conflictfree.intel.com.

Intel, the Intel logo and Core are trademarks of Intel Corporation in the United States and other countries.
*Other names and brands may be claimed as the property of others.